EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Amendment No. 1 to Registration Statement Nos. 333-130193 and 333-134867, in Amendment No. 2 to Registration Statement No. 333-180684, in Registration Statement Nos. 333-121350 and 333-115765
on Form S-3, in Registration Statement No. 333-132340 on Form S-4, and in Post-Effective Amendment No. 1 to Registration Statement Nos. 333-84344 and 333-87633 on Form S-8 of our report dated October 1, 2012, relating to the consolidated financial statements and consolidated financial statement schedules of Ferrellgas Partners, L.P., appearing in this Annual Report on Form 10-K of Ferrellgas Partners, L.P. for the year ended July 31, 2013.

/s/ DELOITTE & TOUCHE LLP
Kansas City, Missouri
September 26, 2013